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Exhibit 23.1

Independent Auditor's Consent

        We consent to the use in this Amendment No. 1 to the Registration Statement of Treaty Oak Bancorp, Inc., on Form SB-2 of our report, dated January 20, 2004, on the balance sheet of Treaty Oak Bancorp, Inc. as of September 30, 2003 and the statement of operations, changes in shareholders' equity and cash flows for the period from November 1, 2002 through September 30, 2003, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
Dallas, Texas
March 10, 2004

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  Exhibit 23.1
Independent Auditor's Consent